UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PICO HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Jason L. Kent Cooley LLP 4401 Eastgate Mall San Diego, California 92121-1909 (858) 550-6044	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004 (202) 739-5947

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

PICO Holdings, Inc., a California corporation (“PICO” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with its solicitation of consent revocations from its shareholders in response to the solicitation of consents by Sean M. Leder, Leder Holdings, LLC, a Delaware limited liability company, and other affiliated entities controlled by Sean M. Leder (collectively, “Leder”) to call a special meeting of the shareholders of PICO (the “Special Meeting”). PICO has filed a definitive consent revocation statement with the SEC in connection with PICO’s solicitation of BLUE revocation cards.

Press Release Issued on March 10, 2016

Attached hereto is a press release issued on March 10, 2016 announcing that PICO is issuing to shareholders a letter beginning on March 10, 2016 in which PICO comments on why shareholders should not execute any white written request cards sent to them by Leder and should elect against the calling of the Special Meeting by executing and returning to PICO a BLUE revocation card opposing the calling of the Special Meeting.

Important Additional Information and Where to Find It

PICO, its directors and certain of its executive officers and employees are deemed to be participants in a solicitation of consent revocations from PICO’s shareholders in connection with a pending consent solicitation by Leder seeking consents to call a special meeting of shareholders (the “Special Meeting Solicitation”). On February 25, 2016, PICO filed a definitive consent revocation solicitation statement (the “Consent Revocation Solicitation Statement”) and accompanying BLUE revocation card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of consent revocations relating to the Special Meeting Solicitation.

INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE CONSENT REVOCATION SOLICITATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE REVOCATION CARD AND ANY OTHER RELEVANT DOCUMENTS THAT PICO FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the Consent Revocation Solicitation Statement, including the schedules and appendices thereto.

Shareholders can obtain, free of charge, copies of the Consent Revocation Solicitation Statement (including any amendments or supplements thereto), the accompanying BLUE revocation card, and any other documents filed by PICO with the SEC in connection with the Special Meeting Solicitation at the SEC’s website (www.sec.gov), at PICO’s website (http://investors.picoholdings.com) or by writing to the Company’s Corporate Secretary at PICO Holdings, Inc., 7979 Ivanhoe Avenue, Suite 300, La Jolla, CA 92037 or by calling PICO’s Corporate Secretary at (858) 456-6022.

NEWS RELEASE

FOR IMMEDIATE RELEASE

PICO ISSUES LETTER TO SHAREHOLDERS COMMENTING ON LEDER CONSENT SOLICITATION

Urges Shareholders to Not Execute Any White Written Request Cards

LA JOLLA, Calif., March 10, 2016 – PICO Holdings, Inc. (NasdaqGS: PICO) today announced that its Board of Directors has issued a letter to PICO’s shareholders in connection with the pending solicitation of consents from PICO’s shareholders by Sean M. Leder and his affiliates.

The letter outlines why shareholders should not execute or return any white written request cards that they might receive from Mr. Leder or any of his affiliates. In the letter, the PICO Board urges shareholders seeking to elect against the calling of a special meeting to execute and date the BLUE revocation card and return it as soon as possible to PICO. The Board also urges shareholders to discard any white request card they may receive from Mr. Leder or any of his affiliates.

The full text of the letter is as follows:

March 10, 2016

Dear Fellow Shareholder:

As you may be aware, Leder Holdings, LLC and other affiliated entities controlled by Sean M. Leder are soliciting shareholder consents to call a special meeting of the shareholders of PICO Holdings, Inc. to, among other things, place a new board in control of PICO by removing four of the current members of PICO’s seven-member Board and replacing them with Leder’s handpicked nominees, none of whose identities (other than Mr. Leder) or qualifications have been publicly disclosed.

Mr. Leder and his affiliates are relatively new investors in PICO. According to the definitive consent solicitation statement that Mr. Leder filed with the United States Securities and Exchange Commission, Mr. Leder and his affiliates acquired their first shares in PICO on March 16, 2015, and, as of February 26, 2016, claim to hold 322,899 shares of PICO’s common stock which represents approximately just 1.4% of PICO’s shares of issued and outstanding common stock.

This is not the first time that Mr. Leder has participated in a solicitation of shareholders aimed at replacing more than a majority of the members of a board of directors of a California-based publicly-traded corporation. In June 2013, Mr. Leder, together with Steven N. Bronson, participated in a proxy contest against Qualstar Corporation (NasdaqCM: QBAK) seeking to replace the entire membership of the Qualstar Board of Directors with Mr. Bronson’s handpicked nominees. Both ISS and Glass Lewis recommended in lengthy reports that Qualstar shareholders vote against Mr.

Leder being elected to the Qualstar Board of Directors. Given the huge destruction in shareholder value that occurred at Qualstar after Mr. Leder joined the Qualstar Board, the historical record shows that the proxy advisory firms were correct and that shareholders should have followed their recommendation.

We strongly believe that allowing Mr. Leder and his affiliates to call a special meeting is not in the best interests of PICO or its shareholders at this time and Leder’s actions could interfere with PICO’s plans to maximize shareholder value by returning capital to shareholders as assets are monetized. Accordingly, we strongly urge you not to sign any white written request card sent to you by Mr. Leder and/or any of his affiliates. Whether or not you have previously executed Mr. Leder’s white written request card, you may elect against the calling of a special meeting if you sign, date and deliver the enclosed BLUE revocation card to PICO as soon as possible using the enclosed postage-paid envelope.

SHAREHOLDERS ARE ENCOURAGED TO SHARE THEIR PERSPECTIVES DIRECTLY WITH PICO AND THE SPECIAL MEETING THAT LEDER IS SEEKING TO CALL IS NOT A SUBSTITUTE FOR DIRECT, ONGOING ENGAGEMENT BETWEEN PICO AND ITS SHAREHOLDERS

PICO strives to maintain constructive, ongoing communications with all of its shareholders and welcomes and values their input and is in regular and continuing contact with its shareholders, including with respect to board composition and its current strategic direction, and welcomes shareholder input on how PICO can further enhance shareholder value. As such, shareholders are encouraged to share their perspectives directly with PICO and should not view a call of a special meeting as a substitute for direct, ongoing engagement with PICO.

It is regrettable that, prior to filing its preliminary consent solicitation statement with the SEC on January 27, 2016, Mr. Leder elected not to engage (and has not engaged to date) with PICO’s Board of Directors or its management team regarding any of the proposals that Mr. Leder is seeking to bring before the special meeting of shareholders that it is seeking to have called.

In addition, Mr. Leder is seeking to force upon the company a costly and distracting special meeting and a related contested solicitation so he could expedite his plans to change the composition of the board rather than waiting for the annual meeting which, if scheduled within the same timeframe as last year (July 9, 2015), would likely occur less than 60 days after the date when any special meeting would be able to be held.

THE PICO BOARD HAS BEEN HIGHLY RESPONSIVE TO SHAREHOLDER INPUT

We have taken bold and concrete actions to be responsive to the input we have received from our shareholders and PICO’s engagement with shareholders is continuing.

•	Board Declassification - In 2015, one of our largest shareholders asked that we bring before our 2015 Annual Meeting of Shareholders an advisory, non-binding proposal to declassify the PICO Board.

o	The PICO Board chose not to support or oppose the non-binding board declassification proposal and made no voting recommendation to shareholders. Instead, the PICO Board chose to use the board declassification proposal as an opportunity for shareholders to express their views on this subject without being influenced by any recommendation the PICO Board might make.

o	While the non-binding board declassification proposal was approved by PICO’s shareholders at PICO’s 2015 Annual Meeting, such approval did not, by itself, eliminate the classified structure of the PICO Board. In order to eliminate the classified board, California law requires that the PICO Board and the holders of more than 50% of PICO’s outstanding common stock approve an amendment to PICO’s Articles of Incorporation.

o	In response to the input that the PICO Board received on the issue of board declassification at the 2015 Annual Meeting, the PICO Board intends to bring before its 2016 Annual Meeting of Shareholders a binding proposal to amend PICO’s Articles of Incorporation which, if approved, would eliminate the classified structure of the PICO Board.

•	Current Business Plan to Return Capital to Shareholders - PICO’s current plans to maximize shareholder value which contemplates that, as assets are monetized, we would return capital back to shareholders through special dividends and stock repurchases, was developed with the input of our shareholders.

•	Board Refreshment - Since January 2016, we have replaced three (3) former directors of PICO, each of whom chose to step down from the PICO Board, with three (3) new, highly-qualified and very experienced independent directors – Howard Brod Brownstein, Raymond V. Marino II and Eric Speron, who we believe expand the depth and breadth of the PICO Board and improve its ability to serve the best interests of shareholders and execute on its business plan for returning capital back to shareholders.

o	Both Mr. Marino and Mr. Speron were recommended to us by institutional shareholders.

o	With the appointment of Messrs. Brownstein, Marino and Speron, the PICO Board is now composed of seven (7) highly-qualified and experienced directors, three (3) of whom have joined the PICO Board since the beginning of 2016 and six (6) of whom are non-employee directors, and boasts a broad and diverse set of skills and experiences.

We believe that shareholders should be fully aware of their right and ability to express their views to PICO directly rather than by means of a special meeting. Among other venues, shareholders may express their views regarding any matters directly to PICO through PICO’s investor relations website at http://investors.picoholdings.com and through written communications sent directly to the attention of the Board, any individual director or the non-employee directors as a group by writing to PICO’s Corporate Secretary at PICO Holdings, Inc., 7979 Ivanhoe Avenue, Suite 300, La Jolla, CA 92037 or by email to info@picoholdings.com. Shareholders may also contact PICO’s solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 (for shareholders) or collect at (212) 929-5500 (for banks and brokers) or by email to proxy@mackenziepartners.com.

LEDER HAS NO EXPERIENCE WHATSOEVER IN ANY OF THE BUSINESSES PICO IS INVOLVED IN

While Mr. Leder is seeking shareholder support to call a special meeting of PICO’s shareholders to facilitate his ability to place a new board of directors composed of his handpicked nominees, including himself, in control of the PICO Board, Mr. Leder has failed to indicate how he himself has any experience whatsoever in any of the businesses PICO is involved in. Shareholders should consider the following:

•	Leder has no relevant experience in any of PICO’s businesses - Mr. Leder has failed to indicate how he himself has any experience whatsoever in any of the businesses PICO is involved in.

•	Leder has no experience with the management or development of water assets - Mr. Leder, to the best of our knowledge, has no experience in the development and management of water assets, particularly in the southwestern United States.

•	Leder has no experience with large-scale homebuilding - Mr. Leder, to the best of our knowledge, has no experience in large scale production homebuilding.

•	Leder has not indicated whether he would proceed with PICO’s plan to return capital to shareholders and Leder may have other undisclosed plans for PICO - Mr. Leder has not indicated whether he and his undisclosed director candidates would support PICO’s plans to return capital to shareholders as assets are monetized through stock repurchases or special dividends and what experiences he would bring to PICO relevant to that plan.

LEDER HAS FAILED TO IDENTIFY ANY OF HIS HANDPICKED BOARD NOMINEES (OTHER THAN HIMSELF) OR HOW HIS BOARD CANDIDATES WOULD BE QUALIFIED TO OVERSEE PICO’S BUSINESS PLAN TO RETURN CAPITAL TO SHAREHOLDERS AS ASSETS ARE MONETIZED

•	Leder’s Undisclosed Director Candidates - Mr. Leder has yet to identify any of the individuals (other than himself) who he would seek to nominate to the PICO Board or any of the qualifications, experiences or competencies that he believes are missing from the current PICO Board.

•	Leder’s Minimal Public Company Board Experience - To the best of our knowledge, Mr. Leder has only served on one public company’s board of directors – Qualstar Corporation (NasdaqCM: QBAK), a company that has experienced a huge destruction of shareholder value (more than 60%) since Mr. Leder joined the board as a result of a proxy contest that placed a new board in control of the company (a proxy contest where ISS and Glass Lewis both recommended that shareholders vote against Mr. Leder being elected to the Board and history has demonstrated that shareholders should have followed those recommendations).

•	Uncertain Qualifications of Leder’s Undisclosed Director Candidates - Shareholders are left wondering whether Leder’s undisclosed director candidates will be independent of Mr. Leder or his affiliates and how the skills and competencies of these candidates would complement the skills and competencies of the current members of the PICO Board.

•	Uncertain Ability of Leder’s Undisclosed Director Candidates to Oversee PICO’s Plan to Monetize Assets and Return Capital to Shareholders - Shareholders are also left wondering whether Mr. Leder’s undisclosed director candidates would be qualified to oversee PICO’s plan to maximize shareholder value by monetizing all of its assets and, as those assets are monetized, return capital to shareholders, a plan that was developed with the input of our shareholders.

LEDER’S LAST PROXY CONTEST RESULTED IN A HUGE DESTRUCTION OF SHAREHOLDER VALUE

In June 2013, Mr. Leder, together with Steven N. Bronson, participated in a proxy contest against Qualstar Corporation (NasdaqCM: QBAK) seeking to replace the entire membership of the Qualstar Board of Directors with Mr. Bronson’s handpicked nominees. Both ISS and Glass Lewis recommended in lengthy reports that Qualstar shareholders vote against Mr. Leder being elected to the Qualstar Board of Directors. Given the huge destruction in shareholder value that occurred at Qualstar after Mr. Leder joined the Qualstar Board, the historical record shows that the proxy advisory firms were correct and that shareholders should have followed their recommendation.

As a result of the proxy contest waged by Messrs. Bronson and Leder, a new board of directors, which included Mr. Leder as a member of the board, was placed in control of Qualstar in June 2013. The new board of directors replaced most of Qualstar’s executive management team in relatively quick order and Mr. Bronson was eventually named Chief Executive Officer and today, in addition to serving as Chief Executive Officer of Qualstar, Mr. Bronson beneficially owns over 27% of Qualstar’s common stock.

Almost three years later, Qualstar has experienced a huge destruction of shareholder value and Qualstar’s stock has lost more than 60% of its value. Notwithstanding the substantial destruction of shareholder value that has occurred during Mr. Leder’s tenure as a member of the Qualstar Board of Directors, Mr. Leder continues to occupy a seat on the Qualstar Board, which, to the best of our knowledge, is his only directorship at a publicly-traded entity.

We strongly question whether Mr. Leder’s special meeting demand would only facilitate Mr. Leder’s ability to replicate at PICO what Mr. Leder and Mr. Bronson have done at Qualstar.

LEDER IS FORCING PICO TO USE CAPITAL TO RESPOND TO HIS EFFORTS TO TAKE CONTROL OF THE PICO BOARD WHEN WE BELIEVE THAT SUCH CAPITAL SHOULD INSTEAD GO TO SHAREHOLDERS AS PART OF THE CAPITAL WE ARE WORKING TO RETURN TO THEM

Mr. Leder’s efforts to take control of the PICO Board are significantly distracting at a time when we believe the full focus and energy of the Board and management should be on (i) executing our recently announced business plan which contemplates returning capital back to shareholders through stock repurchases or through other means such as special dividends, and (ii) maximizing the capital that we so return to shareholders. In addition to the costs arising from the diversion and distraction of the Board and management, we also believe that successive solicitations would require PICO to incur additional financial costs, including with respect to internal allocations, third-party advisory fees, printing, mailing and solicitation expenses and other costs.

Mr. Leder has also disclosed in his consent solicitation statement that he intends to seek reimbursement from PICO for his own solicitation costs without seeking shareholder approval for such reimbursement whether or not its consent solicitation is successful. Consequently, rather than having these funds available to return capital back to shareholders, PICO, and ultimately you the shareholders, could bear the entire cost of Mr. Leder’s consent solicitation and the cost of a special meeting, including all of Mr. Leder’s legal, printing, mailing and other solicitation fees, as well as the cost of the 2016 Annual Meeting, if such meeting involves a contested solicitation. These costs could be significant, in addition to the significant disruption and distraction that PICO would be forced to incur.

We believe that, rather than fund Mr. Leder’s efforts to take control of the PICO Board and potentially replicate the experience of his fellow proxy contest participants after taking control of Qualstar, those funds should go to shareholders as part of the capital that we are seeking to ultimately return to them.

THE PICO BOARD EMBRACES STRONG CORPORATE GOVERNANCE PRACTICES

The PICO Board has historically shown a commitment to embracing strong corporate governance practices, a commitment that was very visible well before Leder or any other activist started threatening PICO with a contested solicitation and PICO’s corporate governance practices have always facilitated and promoted shareholder input in PICO’s governance. Our corporate governance policies reflect best practices, including the following:

•	Based on shareholder input, the PICO Board has committed to put a board declassification proposal up for shareholder vote at the 2016 annual meeting

•	PICO’s Board has historically shown no evidence of entrenchment:

o	Shareholders have the right to call special meetings with only a 10% ownership threshold and there are no material restrictions on shareholders’ right to call special meetings

o	Shareholders may act by written consent

o	Shareholders can remove directors with or without cause

o	No shareholder rights plan / poison pill

•	Shareholders can amend by-laws with simple majority vote

•	Substantial refreshment of the PICO Board:

o	3 new board members out of 7 added to the PICO Board since beginning of 2016

o	2 of these new directors were recommended by PICO’s institutional shareholders

•	6 out of 7 PICO directors are non-employee directors

•	All Board committees are 100% independent

•	Independent directors meet without management

•	Proven commitment to diversity on the Board and in leadership roles

o	Immediate past Non-Executive Chairperson was a woman

•	Board has adopted a compensation clawback policy

•	Board and committee self-evaluations are performed periodically

WE URGE YOU TO NOT EXECUTE ANY WHITE WRITTEN REQUEST CARD

We strongly urge you not to sign or return any white written request card sent to you by Mr. Leder or any of his affiliates. Whether or not you have previously executed a white written request card, you may elect against the calling of a special meeting if you sign, date and deliver the enclosed BLUE revocation card to PICO as soon as possible using the enclosed postage-paid envelope.

On behalf of your Board of Directors, we thank you for your continued support and look forward to communicating further with you in the coming weeks.

Sincerely,

The Board of Directors

/s/ Howard Brod Brownstein	/s/ Carlos C. Campbell	/s/ John R. Hart

/s/ Michael J. Machado	/s/ Raymond V. Marino II	/s/ Kenneth J. Slepicka

/s/ Eric Speron

PICO is being advised in connection with the consent solicitation by Morgan, Lewis & Bockius LLP and Cooley LLP. Mackenzie Partners, Inc. is serving as PICO’s proxy solicitor.

About PICO Holdings

PICO Holdings is a diversified holding company. Currently, we believe the highest potential return to shareholders is from a return of capital. As we monetize assets, rather than reinvest the proceeds, we intend to return capital back to shareholders through a stock repurchase program or by other means such as special dividends.

As of December 31, 2015, our two major businesses were:

•	Vidler Water Company, Inc., a water resource development business; and

•	a 56.9% interest in UCP, Inc. (NYSE: UCP), a publicly-traded homebuilder and land developer in markets located in California, the Puget Sound area of Washington State, North Carolina, South Carolina and Tennessee.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release that are not historical, including statements regarding our business plan, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

A number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; the impact of international events; and the costs of responding to the actions of activist investors and the disruption caused to PICO’s business activities by these actions.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Important Additional Information and Where to Find It

PICO, its directors and certain of its executive officers and employees are deemed to be participants in a solicitation of consent revocations from PICO’s shareholders in connection with a pending consent solicitation by a shareholder seeking consents to call a special meeting of shareholders (the “Special Meeting Solicitation”). On February 25, 2016, PICO filed a definitive consent revocation solicitation statement (the “Consent Revocation Solicitation Statement”) and accompanying form of BLUE revocation card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of consent revocations relating to the Special Meeting Solicitation.

INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE CONSENT REVOCATION SOLICITATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE REVOCATION CARD AND ANY OTHER RELEVANT DOCUMENTS THAT PICO FILES WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the Consent Revocation Solicitation Statement, including the schedules and appendices thereto.

Shareholders will be able to obtain, free of charge, copies of the Consent Revocation Solicitation Statement (including any amendments or supplements thereto), the accompanying BLUE revocation card, and any other documents filed by PICO with the SEC in connection with the Special Meeting Solicitation at the SEC’s website (www.sec.gov), at PICO’s website (http://investors.picoholdings.com) or by writing to the Company’s Corporate Secretary at PICO Holdings, Inc., 7979 Ivanhoe Avenue, Suite 300, La Jolla, CA 92037 or by calling PICO’s Corporate Secretary at (858) 456-6022.

Contacts

Sard Verbinnen & Co.

Paul Verbinnen (PVerbinnen@sardverb.com)

Mark Harnett (MHarnett@sardverb.com)

212-687-8080

OR

Financial Profiles, Inc.

Paige Hart (PICO@finprofiles.com)

310-622-8244